Exhibit 99.1

AuthenTec Elects William Washecka to Board of Directors

MELBOURNE, Fla., June 26, 2008 – AuthenTec (NASDAQ: AUTH), a world leading provider of fingerprint sensors and solutions, today announced that William “Bill” Washecka, 61, has been elected to its Board of Directors. Mr. Washecka, who succeeds Sierra Ventures’ Ben Yu on AuthenTec’s six-member Board, is a 37-year technology industry veteran and financial expert who will also Chair the company’s Audit Committee.

Mr. Washecka was a Senior Partner and Director of High Technology at Ernst & Young LLP until 2001. During nearly 30 years at Ernst & Young, Washecka assisted over 300 companies through various stages of growth, primarily in the areas of telecommunications, software and systems integration. His responsibilities included business and strategic planning, financing strategies and assistance with mergers and acquisitions. Some of the high technology companies with which Mr. Washecka has worked include Apple Computer, America Online (AOL), Human Genome Sciences, and Mobil Oil. After leaving Ernst & Young, he held positions as Executive Vice President and Chief Financial Officer of USinternetworking, Inc., an application service provider later acquired by AT&T, and as Chief Financial Officer of Prestwick Pharmaceuticals, which specializes in therapies for central nervous system disorders.

Washecka is a certified public accountant and currently serves as a director on the board of Online Resources Corporation, a provider of online banking and payment services, and Avalon Pharmaceuticals, a biopharmaceutical company focused on the discovery and development of potential first-in-class cancer therapeutics. He earned a Bachelor of Science degree in accounting from the Bernard M. Baruch College of the City University of New York. He has also completed an executive management program at the Kellogg School of Business at Northwestern University.

“Bill brings a wealth of financial and technology business expertise to AuthenTec’s Board,” said F. Scott Moody, AuthenTec Chairman and CEO. “Bill is a recognized leader and accounting expert in the financial community, and offers many years of experience with some of the world’s leading technology companies. We welcome him to our Board and as the new Chair of our Audit Committee.

“I also want to thank Dr. Ben Yu for his five years of service and many significant contributions to the AuthenTec Board. During the acceptance speech when AuthenTec was honored as the Most Respected Private Fabless Semiconductor company in 2005, I said that Ben always had the ability to ‘see the forest for the trees.’ No matter the tactical issue we faced at any given time, Ben always stayed focused on the long-term opportunity in front of us. As AuthenTec continues to grow and pursue that opportunity as a public company, I am sorry to see Ben move on, but will continue to call on him for his advice and counsel.”

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About AuthenTec

With more than 30 million sensors sold worldwide, AuthenTec is a world leader in providing fingerprint authentication sensors and solutions to the high-volume PC, wireless device, and access control markets. AuthenTec's award-winning sensors take full advantage of The Power of Touch® by utilizing the Company's patented TruePrint® technology to deliver the most convenient, reliable and cost-effective means available for enabling touch-powered features that extend beyond user authentication. The Company's customers include: Acer, ASUSTeK, Fujitsu, HP, Hitachi, HTC, Lenovo, LG Electronics, Samsung, and Toshiba, among others.

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Contacts
Brent Dietz	Nicole Loring
AuthenTec	Zer0 to 5ive
Brent.dietz@authentec.com	nicole@0to5.com
321.308.1320	617-834-2190